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                                                                    EXHIBIT 10.1
                                                                    ------------


                                                               December 16, 2005


Mr. Ronald C. Newbold
20 Hillcrest Road
Martinsville, New Jersey 08836


    Re: Separation from Sentigen Holding Corp.
        --------------------------------------


Dear Ron:

         In connection with the termination without cause, effective January 11, 2006, of your employment with Sentigen Holding Corp. (the "Company"), this letter will confirm our following agreement:

         1. Your employment with the Company will terminate on January 11, 2006 (the "Termination Date") pursuant to Section 11(d) of your Employment Agreement with the Company dated as of January 3, 2005 (the "Employment Agreement"). Your Employment Agreement will be terminated as of the Termination Date and will be of no further force and effect, except that Sections 8, 9 and 10 of the Employment Agreement shall survive the termination of your employment with the Company and remain in full force and effect. You hereby resign as Executive Vice President, Commercial Operations, of the Company effective at the Termination Date.

         2. You will continue to be paid your annual base salary of $205,000 now in effect through the Termination Date and for a period of six months thereafter, less withholding requirements required by law or agreed to by you, payable in installments at such times as the Company customarily pays its other senior officers (but in any event no less often then monthly) for so long as your are in compliance with the terms of this Agreement and Sections 8, 9 and 10 of the Employment Agreement.

         3. You will be paid for any accrued but unused 2006 vacation time through the Termination Date.


         4. You will be paid your $25,000 minimum 2005 bonus on December 30, 2005.


         5. For so long as your are in compliance with the terms of this Agreement and Sections 8, 9 and 10 of the Employment Agreement, you will continue to receive any employee benefits you were receiving at the Termination Date through the Termination Date and for a period of six months thereafter, to the extent such benefits continue to remain available to employees of the Company, including but not limited to, participation in the Company's 401(k) plan, dental, major medical and any other health insurance that was in place as of the Termination Date, provided, however, that to the extent the Company changes its health care provider after the Termination Date, you shall be entitled to receive health care benefits for such new health care provider for the period set forth above.

         6. Your stock options to purchase 12,500 shares scheduled to vest on January 3, 2006,
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granted to you pursuant to the Company's 2000 Performance Equity Plan shall vest as scheduled on such date. Your stock options to purchase 12,500 shares scheduled to vest on January 3, 2007, granted to you pursuant to the Company's 2000 Performance Equity Plan shall immediately become vested as of the Termination Date. Your stock options to purchase 25,000 shares scheduled to vest with respect to 12,500 shares on each of January 3, 2008 and January 3, 2009, granted to you pursuant to the Company's 2000 Performance Equity Plan shall be terminated effective as of the Termination Date.

         7. In consideration of the foregoing as provided for in Section 11(d) of the Employment Agreement, you agree that the payments set forth above are given to you in return for your discharge and release of all claims, obligations, and demands which you have, ever had, or in the future may have against the Company, Sentigen Biosciences, Inc., Cell & Molecular Technologies, Inc. and any of their officers, directors, employees, or agents, arising up to the date of this Release, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the New York Executive Law, the Administrative Code of the City of New York, the New Jersey Law Against Discrimination, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, and all other federal, state, and local discrimination laws, and claims for wrongful discharge. You further waive and release any claimed right to reemployment, or employment in the future with the Company, Sentigen Biosciences, Inc. or Cell & Molecular Technologies, Inc. You do not, however, waive or release any claims which arise after the date that you execute this agreement.

         8. The Company has advised you to consult with an attorney and/or governmental agencies prior to executing this agreement. By executing this agreement you acknowledge that you have been provided an opportunity to consult with an attorney or other advisor of your choice regarding the terms of this agreement, that you have been given a minimum of twenty-one days in which to consider whether you wish to enter into this agreement, and that you have elected to enter into this agreement knowingly and voluntarily. You may revoke your assent to this agreement within seven days of its execution by you (the "Revocation Period"), and the agreement will not become effective or enforceable until the Revocation Period has expired.

         9. You agree to act in good faith toward the Company and its affiliates so as not to harm the business of the Company or its affiliates in any way, which obligations shall include, but not be limited to, your promise that you will not in any way, either directly or through other persons or entities, disparage or otherwise criticize the services, products, operations, prospects, business, strategy, integrity, truthfulness, reputation or other matters relating to the Company's businesses or any of the Company's affiliates, employees, officers, partners, managers or directors. The Company agrees to act in good faith toward you so as not to harm you in any way, which obligations shall include, but not be limited to, the Company's promise that it will not in any way, directly or through other persons or entities, disparage or otherwise criticize your services, business, integrity, truthfulness or reputation. You further agree that you shall not, in anyway, interfere with the Company or any of its affiliates' relationships with any of its current or prospective customers, clients, partners, consultants or other parties doing business with the Company from time to time.
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         Please confirm your acceptance of the terms of this letter by signing and dating it and returning it to us.


                                       Very truly yours,

                                       SENTIGEN HOLDING CORP.



                                       By: /s/ Fredrick B. Rolff
                                           ------------------------------
                                           Name:  Fredrick B. Rolff
                                           Title: Chief Financial Officer


ACCEPTED AND AGREED TO:


/s/ Ronald C. Newbold
------------------------
Ronald C. Newbold


Date: December 16, 2005